Exhibit 10.1

March 10, 2006

China Properties Developments Inc.
To the Board of Directors
89 Chang’an Middle Road
Yangming International Tower, 26/27 Flrs.
Xi’an, China
710061

Dear Board:

Re: Loan with Dongguan Plastic Cement Factory Guangdong

Please be advised that we, Dongguan Plastic Cement Factory Guangdong(“Dongguan”), by way of directors’ resolution, have agreed to convert any and all outstanding participating interests that we have with Xi’an Jiahui Real Estate Co., Ltd. in the Jiahui Office Building in the amount of RMB 13,632,215.62 Yuan ($US1,692,812.00) into common stock of the company at $2.00 per share.  Shaanxi will have no further interests in the profits, losses and distributions from the project.

Yours truly,

DONGGUAN PLASTIC CEMENT FACTORY GUANGDONG

/s/ Zhengxin Zhu

Zhengxin Zhu
President
Dongguan Plastic Cement Factory
Guangdong